AMENDMENT TO THE
TEXAS CAPITAL VALUE FUNDS, INC.’S SERVICING AGREEMENTS

THIS AMENDMENT dated as of this 22nd day of March, 2007, to the Transfer Agent Servicing and Fund Accounting Servicing Agreements dated October 14, 2005, as amended, the Custody and Prospect Servicing Agreements, dated as of January 1, 1999, as amended, (collectively the "Agreements"), is entered by and among Empiric Funds, Inc., formerly known as Texas Capital Value Funds, Inc., a Maryland corporation, (the "Corporation"), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS") and U.S. Bank National Association, a national banking association (the “Custodian”).

Effective January 26, 2007, Texas Capital Value Funds, Inc. changed its name to Empiric Funds, Inc.  All references to Texas Capital Value Funds, Inc. in the Agreements shall be replaced with Empiric Funds, Inc.

Except to the extent amended hereby, the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

EMPIRIC FUNDS, INC. (F/K/A
TEXAS CAPITAL VALUE FUNDS, INC.)                                                                                     U.S. BANCORP FUND SERVICES, LLC
By:	/s/ Mark A. Coffelt	By:	/s/ Michael R. McVoy
Name:	Mark A. Coffelt	Name:	Michael R. McVoy
Title:	President	Title:	Sr. Vice President

U.S. BANK, N.A.   (AS TO THE CUSTODY AGREEMENT ONLY)

By:	/s/ Michael R. McVoy
Name:	Michael R. McVoy
Title:	Sr. Vice President